Exhibit 4.1
THE YORK WATER COMPANY
LONG‑TERM INCENTIVE PLAN

Article I.
 GENERAL PROVISIONS
1.1	PURPOSES
The purposes of the Long-Term Incentive Plan (the "Plan") are to advance the long‑term success of The York Water Company (the "Company" or "York"), and to increase shareholder value by providing the incentive of long-term stock-based awards to officers, directors and key employees.  The Plan is designed to:  (1) encourage Company stock ownership by Participants to further align their interest with the interests of shareholders of the Company, (2) ensure that compensation practices of the Company are competitive in the industry and (3) assist in the attraction and retention of key employees vital to the Company's success.
1.2	DEFINITIONS
For the purpose of the Plan, the following terms shall have the meanings indicated:
(a) "Board" means the Board of Directors of the Company.
(b) "Change in Control" means:  (1) the acquisition, directly or indirectly, by any person or entity, or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of voting shares of the capital stock of the Company which, when combined with the existing voting power of such persons or entities, would enable them to cast more than fifty percent (50%) of the votes which all shareholders of York would be entitled to cast in the election of directors of York; (2) the transfer of ownership (in one transaction or a series of related transactions over a period of twelve months ending on the date of the most recent transaction) of 75% or more of the assets, other than intangible assets, including good will, of York to a transferee other than York or an entity of which a controlling interest is owned by York; provided that in addition, such transferred assets must also have 40% or more of the total gross fair market value of all of the assets of York, inclusive of the intangible assets; or (3) the date that a majority of members of York's Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of York's Board of Directors before the date of the appointment or election.
(c)  "Code" means the Internal Revenue Code of 1986, as amended, including any successor law thereto.
(d) "Committee" means the Compensation Committee of the Board.
(e) "Common Stock" means the Common Stock of the Company.
(f) "Company" means York Water Company.
(g) "Disability" means the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months, receives benefits for a period of not less than six months under the Company's Salary Continuation policy or any future disability policy as enacted. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Company provided that the definition of "disability" applied under such insurance program complies with the requirements of the preceding sentence.
(h) "Dividend Equivalent" means an amount equal to the cash dividend paid on one share of Common Stock for each Performance Restricted Share granted during the Performance Period.  All Dividend Equivalents will be reinvested in Performance Restricted Shares at a purchase price equal to the Fair Market Value on the dividend date.
(i) "Fair Market Value" means as of any date, so long as the Common Stock is traded on a nationally recognized securities exchange or automated dealer quotation system, the closing price of the Common Stock on that day.  If the Common Stock is not traded on such an exchange or system and is traded solely on the over-the-counter market, the Fair Market Value shall be the average of the closing bid and asked prices for that day.  If the Common Stock is not publicly traded, then Fair Market Value shall mean the value assigned to a share for a given day by the Committee in good faith in the exercise of its reasonable discretion and in a manner consistent with Code Section 409A.
(j) "Incentive Stock Option" means a Stock Option that meets the definition under Section 422 of the Code.
(k) "Non‑Employee Director" means a member of the Board who is not an employee of the Company.
(l) "Nonqualified Stock Option" means a Stock Option that does not meet the definition of an Incentive Stock Option.
(m) "Participant" means any individual who has met the eligibility requirements set forth in Section 1.6 hereof and to whom a grant has been made and is outstanding under the Plan.
(n) "Performance Measures" shall mean the Performance Measures described in Section 4.4 of the Plan.
(o) "Performance Period" means, in relation to Performance Restricted Stock for any period for which performance goals have been established.
(p) "Performance Restricted Stock" means a right granted to a Participant pursuant to Article IV.
(q) "Performance Restricted Stock Units" means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Participant pursuant to Article V which is subject to a Restriction Period.
(r) "Restricted Stock Grant" means an award of Common Stock granted to a Participant pursuant to Article V which is subject to a Restriction Period.
(s) "Restricted Stock Unit" means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Participant pursuant to Article V which is subject to a Restriction Period.
(t) "Restriction Period" means in relation to the Performance Restricted Stock Grant or Restricted Stock Grant, the period of time (if any) during which (i) such shares are subject to forfeiture pursuant to the Plan and (ii) such shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the Participant.
(u) "Retirement" means termination from employment with the Company at age sixty (60) or older.
(v) "Stock Appreciation Right" means a right granted to a Participant pursuant to Article III to surrender to the Company all or any portion of the related Stock Option and to receive in cash or in shares of Common Stock an amount equal to the excess of the Fair Market Value over the option price on the date of such exercise.
(w) "Unrestricted Stock Grants" means an award of Common Stock granted to a Participant pursuant to Article V which is not subject to a Restriction Period.
(x) "Stock Option" means a right granted to a Participant pursuant to Article II, to purchase, before a specified date and at a specified price, a specified number of shares of Common Stock.
1.3	ADMINISTRATION
The Plan shall be administered by the Compensation Committee of the Board which shall consist of not fewer than three directors of the Company or the full Board; provided, however, that the Board shall administer the Plan as it relates to the terms, conditions and grant of awards to Non-Employee Directors.  For purposes of the Plan, the term Committee shall refer to the Compensation Committee of the Board or the full Board, as the case may be.  A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee.  Subject to the provisions of the Plan and to directions by the Board, the Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and to impose such terms, conditions, and restrictions on grants as it deems appropriate.  The Committee, in its discretion, may allow certain optionees holding unexercised Incentive Stock Options to convert such options to Nonqualified Stock Options.  The Committee may, with respect to Participants who are not subject to Section 16(b) of the Exchange Act or "covered employees" within the meaning of Section 162(m) of the Code ("Section 162(m)"), delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company.
1.4	TYPES OF GRANTS UNDER THE PLAN
Grants under the Plan may be in the form of any one or more of the following:
(a) Nonqualified Stock Options
(b) Incentive Stock Options
(c) Stock Appreciation Rights
(d) Performance Restricted Stock Grants
(e) Performance Restricted Stock Units
(f) Restricted Stock Grants
(g) Restricted Stock Units
(h) Unrestricted Stock Grants
1.5	SHARES SUBJECT TO THE PLAN AND INDIVIDUAL AWARD LIMITATION
(a) A maximum 100,000 shares of Common Stock may be issued under the Plan.  All such shares may be granted in the form of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Performance Restricted Shares, Restricted Stock Awards, Restricted Stock Units or Stock Awards, or in any combination of the foregoing.  The total number of shares authorized is subject to adjustment as provided in Section 7.1 hereof.  Shares of Common Stock issued under the Plan may be treasury shares or authorized but unissued shares.  No fractional shares shall be issued under the Plan.
(b) If any Stock Option granted under the Plan expires or terminates, the underlying shares of Common Stock may again be made available for the purposes of the Plan.  Any shares of Common Stock that have been granted as Restricted Stock Awards or that have been reserved for distribution in payment for Performance Restricted Shares but are later forfeited or for any other reason are not payable under the Plan, may again be made available for the purposes of the Plan.  Furthermore, shares of Common Stock that are (i) tendered or withheld in payment of the exercise price of any Stock Option or in satisfaction of withholding tax obligations arising from any award, and (ii) shares of Common Stock repurchased by the Company that have been designated for allocation to the Plan, shall be available for issuance under the Plan.
(c) The aggregate maximum number of shares of Common Stock that may be granted to any Participant in the form of Stock Options, Stock Appreciation Rights, Performance Restricted Shares, Restricted Stock Awards, Restricted Stock Units and Stock Awards in any one calendar year is 2,000.
1.6	ELIGIBILITY AND PARTICIPATION
Participation in the Plan shall be limited to officers, who may also be members of the Board, other key employees of the Company who are so designated by the Committee in its discretion and Non-Employee Directors.
Article II.
 STOCK OPTIONS
2.1	GRANT OF STOCK OPTIONS
The Committee may from time to time, subject to the provisions of the Plan, grant Stock Options to Participants.  The Committee shall determine the number of shares of Common Stock to be covered by each Stock Option and shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options or a combination thereof; provided, however, that Incentive Stock Options may be granted only to Participants who are employees of the Company and may not be granted to Non-Employee Directors.  Furthermore, the Committee may grant a Stock Appreciation Right in connection with a Stock Option, as provided in Article III.
2.2	INCENTIVE STOCK OPTION EXERCISE LIMITATIONS
The aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the shares of Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by a Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other limit as may be established from time to time under the Code.
2.3	OPTION DOCUMENTATION
Each Stock Option shall be evidenced by a written Stock Option agreement ("Option Agreement") between the Company and the Participant to whom such Stock Option is granted, specifying the number of shares of Common Stock that may be acquired by its exercise and containing such terms and conditions consistent with the Plan as the Committee shall determine.
2.4	EXERCISE PRICE
The price at which each share covered by a Stock Option may be acquired shall be determined by the Committee at the time the Stock Option is granted and shall not be less than the Fair Market Value of the underlying shares of Common Stock on the day the Stock Option is granted.  If an Incentive Stock Option is granted to an employee who, at the time such Incentive Stock Option is granted, owns shares of the Company possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or its subsidiaries ("10% Shareholder"), the exercise price of such Stock Option shall not be less than 110% of the Fair Market Value of the underlying shares of Common Stock on the day such Stock Option is granted.  The exercise price will be subject to adjustment in accordance with the provisions of Section 7.1 of the Plan.
2.5	EXERCISE OF STOCK OPTIONS
(a) Exercisability.  Stock Options shall become exercisable at such times and upon the satisfaction of such conditions and in such installments as the Committee may provide at the time of grant.
(b) Exercise Term.  Each Option Agreement shall state the period or periods of time within which the Stock Option may be exercised by the Participant, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that the exercise period shall not commence earlier than six (6) months after the date of the grant of the Stock Option nor end later than ten (10) years after the date of the grant of the Stock Option.
(c) Exercise in the Event of Termination of Employment.
(i) Death:  Unless otherwise provided by the Committee at the time of grant, in the event of the death of the Participant, the Stock Option must be exercised by the Participant's estate or beneficiaries within one year following the death of the Participant and prior to its expiration.  Each Stock Option may be exercised as to all or any portion thereof regardless of whether or not fully exercisable under the terms of the grant.
(ii) Disability:  Unless otherwise provided by the Committee at the time of grant, in the event of the Disability of the Participant, the Stock Option must be exercised within one year following the Participant's termination of employment and prior to its expiration.  Each Stock Option may be exercised as to all or any portion thereof regardless of whether or not fully exercisable under the terms of the grant.
(iii) Retirement:  Unless otherwise provided by the Committee at the time of grant, in the event of the Retirement of the Participant, the Stock Option must be exercised within three years following the Participant's termination of employment and prior to its expiration.  An unexercised Incentive Stock Option will cease to be treated as such and will become a Nonstatutory Stock Option three months following the date of Retirement.  Each Stock Option may be exercised as to all or any portion thereof regardless of whether or not fully exercisable under the terms of the grant.
(iv) Other Terminations:  Unless otherwise provided by the Committee at the time of grant, in the event a Participant ceases to be an employee of the Company for any reason other than death, Disability, or Retirement, Stock Options which are exercisable on the date of termination must be exercised within three months after termination and prior to the expiration date of any such option.  All options which are not exercisable on the date of termination shall be canceled.
(v) Extension of Exercise Period:  Notwithstanding all other provisions under Section 2.5(c), in the event a Participant's employment is terminated, the Committee may, in its sole discretion, extend the post‑termination period during which the option may be exercised, provided however that such period may not extend beyond the original option period.
(d) Exercise In the Event of a Change in Control: In the event of any Change in Control, all Stock Options shall immediately become exercisable without regard to the exercise period established pursuant to this Section 2.5 and the Option Agreement.
2.6	METHOD OF EXERCISE
The Stock Option may be exercised in whole or in part from time to time by written request received by the Treasurer of the Company.  The option price of each share acquired pursuant to a Stock Option shall be paid in full on or within ten (10) days after the exercise of the Stock Option either (i) in cash, (ii) by delivering to the Company previously-owned shares of Common Stock, (iii) in the discretion of the Committee, through an election to have shares of Common Stock otherwise issuable to the Participant withheld to pay the exercise price of such Stock Option, or (iv) in the discretion of the Committee, through any combination of the payment procedures set forth in (i) through (iii) above.  However, shares of Common Stock previously acquired by the Participant under the Plan or any other incentive plan of the Company shall not be utilized for purposes of payment upon the exercise of a Stock Option unless those shares have been owned by the Participant for a six-month period or such longer period as the Committee may determine.  Common Stock acquired by the Participant which is identified as having been obtained through an Incentive Stock Option under this Plan and is still subject to the holding requirements under Section 422 of the Code may not be tendered in payment of the option price.
2.7	LIMITIATION OF RIGHTS AS A SHAREHOLDER
No Participant shall have any rights to dividends or other rights of a shareholder with respect to shares of Common Stock subject to a Stock Option until the Participant has given written notice of exercise of the Stock Option, has paid in full the option price for such shares of Common Stock and has otherwise complied with this Plan, the Option Agreement and such rules and regulations as may be established by the Committee.
Article III.
 STOCK APPRECIATION RIGHTS
3.1	GRANT OF STOCK APPRECIATION RIGHTS
The Committee may, in its discretion, grant Stock Appreciation Rights in connection with all or any part of a Stock Option granted under the Plan.  Any Stock Appreciation Right granted in connection with a Stock Option shall be governed by the terms of the Option Agreement and the Plan.  A Stock Appreciation Right may be granted either concurrently with the grant of the related Stock Option or, if the related Stock Option is a Nonstatutory Stock Option, at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Stock Option, and shall be granted at Fair Market Value in accordance with the requirements for exemption from Section 409A of the Code.
3.2	EXERCISE OF STOCK APPRECIATION RIGHTS
Stock Appreciation Rights shall become exercisable under the same terms and conditions governing the related Stock Option under Section 2 and the Option Agreement, but shall be exercisable only when the Fair Market Value of the shares subject thereto exceeds the option price of the related Stock Option.  Further, the Stock Appreciation Right shall be exercisable only at the time and to the extent that the related Stock Option is exercisable, and in no event after the complete termination or full exercise of the related Stock Option.
3.3	METHOD OF EXERCISE
(a) Stock Appreciation Rights shall permit the Participant, upon exercise of such rights, to surrender the related Stock Option, or any portion thereof, and to receive, without payment to the Company (except for applicable withholding taxes), an amount equal to the excess of the Fair Market Value over the option price.  Such amount shall be paid in shares of Common Stock valued at Fair Market Value on the date of exercise or in cash, or any combination of shares and cash, as determined by the Committee in its discretion.
(b) Upon the exercise of a Stock Appreciation Right and surrender of the related Stock Option, or portion thereof, such Stock Option, to the extent surrendered, shall be terminated, and the shares covered by the Stock Option so surrendered shall no longer be available for purposes of the Plan.  Upon the exercise or termination of the related Stock Option, the Stock Appreciation Right with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the related Stock Option was so exercised or terminated.
Article IV.
 PERFORMANCE RESTRICTED STOCK
4.1	GRANT OF PERFORMANCE RESTRICTED STOCK
The Committee may from time to time, grant shares of Common Stock to Participants in the form of Performance Restricted Stock, which will thereafter become the unrestricted property of the Participant only if they are both Earned and become vested.  For purposes of the Plan, Performance Restricted Shares shall be deemed to be "Earned" as of the day during the Performance Period that the performance of the Company meets or exceeds the Performance Measures established by the Committee relating to those Performance Restricted Stock.  Such Performance Restricted Stock shall be subject to the provisions of the Plan terms and conditions, and, if earned, a vesting period as the Committee shall determine.
4.2	PERFORMANCE RESTRICTED SHARE AGREEMENT
Each grant of Performance Restricted Stock shall be evidenced by a written agreement between the Company and Participant to whom such shares are granted.  The agreement shall specify the number of Performance Restricted Stock granted, the terms and conditions of the grant, the duration of the Performance Period, the Performance Measures to be achieved, and the vesting period applicable to shares of Common Stock Earned.
4.3	COMMON STOCK EQUIVALENT
Performance Restricted Stock shall be evidenced either by a Common Stock certificate issued in the name of the Participant, which shall bear appropriate restrictive legends relating to the applicable Performance Measures and the Performance Period, or by book entry on the stock transfer records of the Company showing the issuance of said shares in the name of the Participant and the Performance Measures and Performance Period that apply.  Certificates, if issued, shall be held in custody by the Company until the Performance Restricted Stock are both Earned and vested.
4.4	PERFORMANCE MEASURES
Performance Restricted Stock awards shall be conditioned upon the Company's attainment of a specified goal with respect to one or more Performance Measures, including, but not limited to:  (i) total shareholder return; (ii) return on shareholders' equity; (iii) return on capital; (iv) earnings per share; (v) revenue; (vi) earnings; (vii) cash flow; (viii) operating income; (ix) earnings before interest, taxes, depreciation and amortization; and (x) Fair Market Value of Common Stock.  The Committee shall determine a minimum performance level below which no Performance Restricted Stock shall be payable and a performance schedule under which the number of shares earned may be less than, equal to, or greater than the number of Performance Restricted Stock granted based upon the Company's performance.  The Committee may adjust the Performance Measures to reflect significant unforeseen events; provided, however, that the Committee may not make any such adjustment with respect to any award of Performance Restricted Stock to an individual who is then a "covered employee" as such term is defined in Regulation 1.162‑27(c)(2) promulgated under Section 162(m), if such adjustment would cause compensation pursuant to such Performance Restricted Stock award to cease to be performance-based compensation under Section 162(m).
4.5	PERFORMANCE PERIOD
The Committee shall establish a Performance Period applicable to each grant of Performance Restricted Stock.  Each such Performance Period shall commence as of the date determined by the Committee in its discretion.  There shall be no limitation on the number of Performance Periods established by the Committee, and more than one Performance Period may encompass the same calendar year or other period covered by one or more other Performance Periods.  The Committee may shorten any Performance Period if it determines that unusual or unforeseen events so warrant.
4.6	DIVIDEND EQUIVALENTS DURING PERFORMANCE PERIOD
If, during the Performance Period, the Company makes a payment of cash dividends to holders of Common Stock, a Participant shall be entitled to receive Dividend Equivalents, which shall be reinvested in additional Performance Restricted Stock at the same time as such cash dividend is paid.  Performance Restricted Stock resulting from such dividend reinvestment shall be evidenced by an additional share certificate or by further book entry on the stock transfer records of the Company of Common Stock, bearing the appropriate restrictive legend, and shall be added to the other Performance Restricted Stock held in custody or showing on the Common Stock transfer records of the Company, and shall be payable to the Participant in the same manner and at the same time as the Performance Restricted Stock with respect to which such Dividend Equivalents were issued.
4.7	CONVERSION OF PERFORMANCE RESTRICTED SHARES
(a) At the conclusion of the Performance Period, the Committee shall determine the number of Performance Restricted Stock, if any, that have been earned on the basis of Company performance in relation to the established Performance Measures and that have become vested.  The Company shall then, as soon as administratively practicable, deliver or otherwise make available in the Participant's name, shares of Common Stock bearing no Plan-related restrictive legends, in an aggregate amount equal to the number of Performance Restricted Stock, plus additional shares due to Dividend Equivalents, Earned and vested as of the end of the Performance Period.  In no event shall such number exceed 300% of the shares contingently granted.
(b) Any Performance Restricted Stock being held in custody or entered on the stock transfer records of the Company, including the related additional stock due to Dividend Equivalents, that the Committee determines to have not been Earned and vested shall be canceled.
4.8	VESTING
Performance Restricted Stock that are Earned during the Performance Period will continue to be restricted property, subject to the Participant's continued employment with the Company through the last day of the Performance Period, at which time the Performance Restricted Stock that were Earned will vest and become the unrestricted property of the Participant.  In the event the Participant's employment with the Company terminates during the Performance Period, Section 4.10 shall apply to determine the Participant's rights with respect to Performance Restricted Stock Earned in such Performance Period.  The Committee may accelerate or waive the Performance Measures attached to a particular grant, in whole or in part, based on service and such other factors as the Committee may determine.
4.9	OTHER TERMS AND CONDITIONS
Performance Restricted Stock shall be subject to the following terms and conditions:
(a) Except as otherwise provided in the Plan or in the Performance Restricted Stock agreement, the Participant shall have all the rights of a shareholder of the Company, including the right to vote the stock.
(b) Cash dividends paid with respect to Performance Restricted Stock shall be reinvested to purchase additional shares of Common Stock that shall be subject to the same terms, conditions, and restrictions that apply to the Performance Restricted Stock with respect to which such dividends were issued.
4.10	TERMINATION OF EMPLOYMENT DURING A PERFORMANCE PERIOD
(a) In the event a Participant terminates employment during a Performance Period by reason of death, Disability, or Retirement, and the Participant had completed a minimum of one year of employment during the Performance Period, the Participant shall be entitled to that number of shares earned (if any) determined by multiplying the full number of stock earned (if any) by a fraction, the numerator of which is the number of full months of employment the Participant had completed in such Performance Period and the denominator of which is the total number of full months in such Performance Period.  All applicable restrictions shall lapse with respect to such shares and such shares of Common Stock shall be issued to the Participant or the Participant's designated beneficiary following the Performance Period.  In the event the Participant had not completed one year of employment during the Performance Period, the Participant shall forfeit all rights to earn such Performance Restricted Stock.
(b) If a Participant terminates employment during a Performance Period for any reason other than death, Disability, or Retirement, the Participant shall forfeit all rights to earn such Performance Restricted Stock.
(c) Notwithstanding Sections 4.10(a) and 4.10(b), in the event a Participant's employment is terminated during a Performance Period under special circumstances, the Committee may, in its sole discretion, continue a Participant's rights to earn any or all Performance Restricted Stock and waive in whole or in part any or all remaining restrictions.
4.11	TERMINATION OF EMPLOYMENT FOLLOWING A PERFORMANCE PERIOD
(a) In the event a Participant terminates employment following a Performance Period by reason of death, Disability, or Retirement, all shares of Common Stock (formerly Performance Restricted Stock) shall immediately vest, and shares of Common Stock shall be issued to the Participant or the Participant's designated beneficiary.
(b) If a Participant terminates employment following a Performance Period for any reason other than death, Disability, or Retirement, the Participant shall forfeit all shares of Common Stock (formerly Performance Restricted Stock) which have not yet vested.  Shares of Common Stock which have vested shall be issued to the Participant.
(c) Notwithstanding Sections 4.11(a) and 4.11(b), in the event a Participant's employment is terminated following a Performance Period under special circumstances, the Committee may, in its sole discretion, accelerate the remaining vesting period (if any) associated with that grant.
4.12	CHANGE IN CONTROL PROVISIONS
In the event of any Change in Control, (i) all Performance Restricted Stock granted, including those granted pursuant to Dividend Equivalents, shall be deemed to have been Earned to the maximum extent permitted pursuant to Section 4.4 for any Performance Period not yet completed as of the effective date of such Change in Control and (ii) all shares of Common Stock (which have been converted from Performance Restricted Shares Earned) not otherwise vested shall immediately vest as of the date of such Change in Control.
Article V.
 RESTRICTED STOCK GRANTS AND UNITS AND STOCK AWARDS
5.1	AWARD OF RESTRICTED STOCK AND UNITS AND STOCK GRANTS
The Committee may grant Restricted Stock, Restricted Stock Units and unrestricted Stock Grant to officers and key employees of the Company subject to such terms and conditions as the Committee shall determine, provided that each Restricted Stock Award or Restricted Unit shall be subject to a Restriction Period.  Restricted Stock Awards, Restricted Units and Stock Awards shall be used for the purposes of recruitment, recognition, and retention of key employees vital to the Company's success.  The Committee may, in its sole discretion, require a Participant to deliver consideration in the form of services or cash as a condition to the grant of a Restricted Stock Award or Stock Award.
5.2	RESTRICTED STOCK AND UNITS AWARD AND STOCK AWARD AGREEMENTS
Each Restricted Stock Award, Restricted Stock Unit and Stock Award shall be evidenced by a written agreement between the Company and the Participant to whom such award is granted.  The agreement shall specify the number of shares or units awarded, the terms and conditions of the award and, in the case of a Restricted Stock Award or Restricted Stock Unit, the Restriction Period, and the consequences of forfeiture.
5.3	AWARDS AND CERTIFICATES
Shares of Common Stock awarded pursuant to a Restricted Stock Award or a Stock Award shall be registered in the name of the Participant and evidenced either by the issuance of certificates or by book entry on the stock transfer records of the Company showing the applicable restrictions.  Certificates evidencing Restricted Stock Awards, bearing appropriate restrictive legends, shall be held in custody by the Company until the restrictions thereon are no longer in effect.  After the lapse or waiver of the restrictions imposed upon the Restricted Stock Award, the Company shall deliver in the Participant's name one or more stock certificates, free of restrictions, evidencing the shares of Common Stock subject to the Restricted Stock Award to which the restrictions have lapsed or been waived, or shall re-register the shares of Common Stock on the stock transfer records of the Company free of the applicable restrictions.
5.4	RESTRICTION PERIOD
At the time a Restricted Stock Award is made, the Committee shall establish a Restriction Period applicable to such award.  The Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service and such other factors as the Committee may determine.
5.5	RESTRICTED STOCK UNITS
Restricted Stock Units may be settled in cash or Stock, as determined by the Committee and set forth in the Award Agreement.  Holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Committee may provide in an Award Agreement that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company's payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock, which may be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid to shareholders.
5.6	OTHER TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS
Shares of Common Stock subject to Restricted Stock Awards shall be subject to the following terms and conditions:
(a) Except as otherwise provided in the Plan or in the Restricted Stock Award agreement, the Participant shall have all the rights of a shareholder of the Company, including the right to vote the shares.
(b) Cash dividends paid with respect to Common Stock subject to a Restricted Stock Award shall be reinvested to purchase additional shares of Common Stock that shall be subject to the same terms, conditions, and restrictions that apply to the Restricted Stock Award with respect to which such dividends were issued.
5.7	TERMINATION OF EMPLOYMENT
(a) In the event a Participant terminates employment during the Restriction Period by reason of death, Disability or Retirement, and the Participant had completed a minimum of one year of employment during the Restriction Period, restrictions shall lapse on that number of shares or units (if any) determined by multiplying the full number of shares or units subject to restriction by a fraction, the numerator of which is the number of full months of employment the Participant had completed in such Restriction Period and the denominator of which is the total number of full months in such Restriction Period.
(b) If a Participant terminates employment for any reason other than death, Disability, or Retirement, the Participant shall forfeit all shares subject to restriction.
(c) Notwithstanding Sections 5.6(a) and 5.6(b), in the event a Participant's employment is terminated under special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions.
5.8	CHANGE IN CONTROL PROVISIONS
In the event of any Change in Control, all restrictions applicable to any outstanding Restricted Stock Restricted Stock Units Award shall lapse as of the date of such Change in Control.
Article VI.
 TAX WITHHOLDING AND DEFERRAL OF PAYMENT
6.1	TAX WITHHOLDING
(a) The Company may withhold from any payment of cash or Common Stock to a Participant or other person pursuant to the Plan an amount sufficient to satisfy any required withholding taxes, including the Participant's social security and Medicare taxes and federal, state and local income tax with respect to income arising from the payment of the award.  The Company shall have the right to require the payment of any such taxes before delivering payment or issuing Common Stock pursuant to the award.
(b) At the discretion of the Committee, share tax withholding may be included as a term of any grant of Stock Options, Stock Appreciation Rights, Performance Restricted Shares, Restricted Stock or Unit Awards or Stock Awards.
(c) Share tax withholding shall entitle the Participant to elect to satisfy, in whole or in part, any tax withholding obligations in connection with the issuance of shares of Common Stock earned under the Plan by requesting that the Company either:
(i) withhold shares of Common Stock otherwise issuable to the Participant, or
(ii) by accepting delivery of shares of Common Stock previously owned by the Participant.
In either case, the Fair Market Value of such shares of Common Stock will generally be determined on the date the Participant elects to satisfy such withholding tax obligations in such manner.
(d) Notwithstanding any other provision hereof to the contrary, the Committee, in its sole discretion, may at any time suspend, terminate, or disallow any or all entitlements to share tax withholding previously granted or extended to any Participant.
6.2	NO ELECTIVE DEFERRAL OF PAYMENT
No Participant may be offered the right to elect to defer the receipt of all or any portion of Performance Restricted Shares, Restricted Stock Awards, Stock Awards or any other award otherwise distributable to such Participant.  It is the Company's intent that the Plan, and each award feature under the Plan, be exempt from the requirements imposed by Code Section 409A on nonqualified deferred compensation plans and, in furtherance of that intent, the Committee, in its exercise of administrative discretion hereunder, shall at all times do so in a manner that avoids compensation deferral arrangements that would be subject to Code Section 409A.  Furthermore, awards that have been made, earned and vested shall be paid out as soon as practicable once all performance and vesting restrictions have been satisfied or lapsed, and in any event shall be paid in full no later than the 15th day of the third month following the end of the Company's taxable year in which all performance and vesting restrictions were satisfied.
Article VII.
 OTHER PROVISIONS
7.1 ADJUSTMENT IN NUMBER OF SHARES AND OPTION PRICES
Grants of Stock Options, Stock Appreciation Rights, Performance Restricted Shares, and Restricted Stock or Unit Awards and Stock Awards shall be subject to adjustment by the Committee as to the number and price of shares of Common Stock or other considerations subject to such grants in the event of changes in the outstanding shares by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant.  In the event of any such change in the outstanding shares, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of an outstanding Stock Option or cancel, exchange or surrender an outstanding Stock Option in exchange for cash, other awards or Stock Options with an exercise price that is less than the exercise price of the original Stock Option.  Notwithstanding anything in the Plan to the contrary, neither the Board nor the Committee shall have the authority, without shareholder approval, (i) to accept the surrender of any outstanding Stock Option when the Fair Market Value of a share of Common Stock is less than the exercise price of such outstanding Stock Option and grant new Stock Options or other awards in substitution for such surrendered Stock Option or pay cash in connection with such surrender, (ii) to reduce the exercise price of any outstanding Stock Option, or (iii) to take any other action that would be treated as a repricing of Stock Options under the rules of the primary stock exchange on which the Common Stock is listed.
7.2	NO RIGHT TO EMPLOYMENT
Nothing contained in the Plan, nor in any grant pursuant to the Plan, shall confer upon any Participant any right with respect to continuance of employment by the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to terminate the employment or change the compensation of any employee at any time.
7.3	NONTRANSFERABILITY
A Participant's rights under the Plan, including the right to any shares or amounts payable may not be assigned, pledged, or otherwise transferred except, in the event of a Participant's death, to the Participant's designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution; provided, however, that the Committee may, in its discretion, at the time of grant of a Nonstatutory Stock Option or by amendment of an Option Agreement for an Incentive Stock Option or a Nonstatutory Stock Option, provide that Stock Options granted to or held by a Participant may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee, provided further that (i) any such transfer must be without consideration, (ii) each transferee must be a member of such Participant's "immediate family" or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the Participant's immediate family; and (iii) such transfer is specifically approved by the Committee following the receipt of a written request for approval of the transfer; and provided further that any Incentive Stock Option which is amended to permit transfers during the lifetime of the Participant shall, upon the effectiveness of such amendment, be treated thereafter as a Nonstatutory Stock Option.  In the event a Stock Option is transferred as contemplated in this Section 7.3, such transfer shall become effective when approved by the Committee, and such Stock Option may not be subsequently transferred by the transferee other than by will or the laws of descent and distribution.  Any transferred Stock Option shall continue to be governed by and subject to the terms and conditions of this Plan and the relevant Option Agreement, and the transferee shall be entitled to the same rights as the Participant as if no transfer had taken place.  As used in this Section 7.3, "immediate family" shall mean, with respect to any person, any spouse, child, stepchild or grandchild, and shall include relationships arising from legal adoption.
7.4	COMPLIANCE WITH GOVERNMENT REGULATIONS
(a) The Company shall not be required to issue or deliver shares or make payment upon any right granted under the Plan prior to complying with the requirements of any governmental authority in connection with the authorization, issuance, or sale of such shares.
(b) The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and performed entirely in such state.
(c)  Notwithstanding that the Plan, and each award issued pursuant to the Plan, is intended to be exempt from the requirements Section 409A of the Code imposes on nonqualified deferred compensation plans, in the event that any award under the Plan is determined to provide nonqualified deferred compensation within the meaning of said Section 409A, the distribution of such award to a key employee of the Company, as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, being made on account of the key employee's separation from service with the Company, shall be deferred to a date that is six months after the separation from service.  For all purposes under the Plan, a termination of employment shall mean a separation from service as defined by Section 409A of the Code.
7.5	RIGHTS AS A SHAREHOLDER
The recipient of any grant under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued in the name of such recipient; provided, however, that a recipient of (i) an award of Performance Restricted Shares, or (ii) a Restricted Stock Award, evidenced only by book entry on the stock transfer records of the Company pursuant to Section 4.3 or Section 5.3, shall have the right to receive dividends on the shares of Common Stock underlying such award, and, to the extent not inconsistent with the relevant Performance Restricted Share agreement or Restricted Stock Award agreement, shall have all other rights of a shareholder in the Company, including the right to vote the shares, in accordance with Section 4.9 or Section 5.6.
7.6	UNFUNDED PLAN
Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or separate funds.  With respect to any payment not yet made to a Participant, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.
7.7	FOREIGN JURISDICTION
The Committee shall have the authority to adopt, amend, or terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign countries in order to promote achievement of the purposes of the Plan.
7.8	OTHER COMPENSATION PLANS
Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required.
7.9	TERMINATION OF EMPLOYMENT – CERTAIN FORFEITURES
Notwithstanding any other provision of the Plan (other than provisions regarding Change in Control, including without limitation Sections 2.5(d), 4.12 and 5.8, which shall apply in all events), a Participant shall have no right to exercise any Stock Option or Stock Appreciation Right or receive payment of any Performance Restricted Share, Restricted Unit or Restricted Stock Award if the Participant is discharged for willful, deliberate, or gross misconduct, as determined by the Committee in its sole discretion.  Furthermore, notwithstanding any other provision of the Plan to the contrary, in the event that a Participant receives or is entitled to cash or the delivery or vesting of Common Stock pursuant to an award during the 12-month period prior to the Participant's termination of employment with the Company, then the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or Common Stock received with respect to an award (or its economic value as of (i) the date of the exercise of Stock Options or Stock Appreciation Rights; (ii) the date immediately following the end of the Restriction Period for Restricted Stock Units or Awards or the end of the vesting period for Performance Restricted Shares, or (iii) the date of grant or payment with respect to Stock Awards) in the event that the Participant: (y) is discharged for willful, deliberate or gross misconduct, as determined by the Committee in its sole discretion, or (z) engages in any business or enters into any employment which the Committee in its sole discretion determines to be (1) directly or indirectly competitive with the business of the Company or (2) substantially injurious to the Company's financial interest.  A Participant may request the Committee in writing to determine whether any proposed business or employment activity would justify such a forfeiture.  Such a request shall fully describe the proposed activity and the Committee's determination shall be limited to the specific activity so described.  The Committee's right to require forfeiture under this Section 7.9 must be exercised within 90 days after the discovery of an occurrence triggering the Committee's right to require forfeiture but in no event later than 24 months after the Participant's termination of employment with the Company.
7.10	FINANCIAL RESTATEMENT AND CLAWBACK
The Company will, in all appropriate circumstances, as determined by the Committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any award under the Plan, including any dividends earned or paid in connection with an award, where the Committee has determined that all of the following factors are present:  (i) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement to which the Company is subject; (ii) the award, or its vesting or payment, was predicated upon the achievement of certain financial results that were the subject of the restatement, and such award, vesting or payment occurred or was received during the three-year period preceding the date the Company is required to prepare the restatement, and (iii) a smaller award, vesting or payment would have occurred or been made to the Participant based upon the restated financial results.  In each such instance, the Company will, to the extent deemed appropriate by the Committee, recover or cancel the amount(s) by which an award, or its vesting or payment, during the aforementioned three-year period exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, and the Participant shall be required to repay to the Company any such amount(s) received.
Article VIII.
 AMENDMENT AND TERMINATION
8.1	AMENDMENT AND TERMINATION
The Board may modify, amend, or terminate the Plan at any time except that, to the extent then required by applicable law, rule, or regulation, approval of the holders of a majority of shares of Common Stock represented in person or by proxy at a meeting of the shareholders will be required to increase the maximum number of shares of Common Stock available for distribution under the Plan (other than increases due to adjustments in accordance with the Plan). No modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under a grant previously made to the Participant without the consent of such Participant.
Article IX.
 EFFECTIVE DATE AND DURATION OF PLAN
9.1	EFFECTIVE DATE AND DURATION OF PLAN
The Plan shall become effective as of July 1, 2016, subject to its approval and adoption at the Annual Meeting of the shareholders on May 2, 2016.  All rights granted under the Plan must be granted within ten years from its adoption date by the shareholders of the Company.  Any rights outstanding ten (10) years after the adoption of the Plan may be exercised within the periods prescribed under or pursuant to the Plan.